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                                                                     EXHIBIT 8.2


                       [LETTERHEAD OF SULLIVAN & CROMWELL]






                                                               September 6, 2000



Ziff-Davis Inc.,
  28 East 28th Street,
      New York, New York 10016.

Ladies and Gentlemen:

         We have acted as counsel to Ziff-Davis Inc., a Delaware corporation ("Ziff-Davis"), in connection with the planned merger of TD Merger Sub, Inc. ("Merger Sub"), a Delaware corporation and a direct wholly-owned subsidiary of CNET Networks, Inc., with and into Ziff-Davis, with the separate corporate existence of Merger Sub ceasing and Ziff- Davis continuing as the surviving corporation, pursuant to the Agreement and Plan of Merger, dated as of July 19, 2000, by and among CNET, Merger Sub and Ziff-Davis (the "Agreement"). We render this opinion to you in connection with the registration of the CNET Common Stock to be issued in connection with the Merger. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

         For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

         (i) The Merger will be completed in the manner set forth in the Agreement and the Proxy Statement/Prospectus of CNET and Ziff-Davis (the "Proxy/Prospectus"); and

         (ii) The representations contained in the letters of representation from CNET and Ziff-Davis to us and Simpson, Thacher and Bartlett, special counsel to CNET, both dated September 6, 2000, will be true and complete at the Effective Time.



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Ziff-Davis Inc.                                                              -2-

         On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the discussions set forth under the heading "THE MERGER AND RELATED MATTERS -- Material United States federal income tax consequences," in the Proxy/Prospectus constitute, in all material respects, an accurate summary of the United States federal income tax matters described therein, subject to the limitations set forth therein.

         This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                                       Very truly yours,

                                                       /s/ SULLIVAN & CROMWELL